             Prospectus Supplement filed pursuant to Rule 424(b)(3)

PROSPECTUS SUPPLEMENT NO. 1
TO PROSPECTUS DATED DECEMBER 11, 1998
REGISTRATION NO. 333-64017

         We are amending our prospectus dated December 11, 1998, registering certain resales of our $100,000,000 aggregate principal amount of 5% Convertible Subordinated Notes due 2003 and the shares of our common stock, issuable upon conversion of the Notes. This revised information is presented as of February 15, 1999. To the extent the information here differs from the information set forth for each of these entities in our prospectus, this information supersedes any prior information.

         The information concerning the following entities in the Selling Securityholders section of the Prospectus located on pages 75 through 78



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is amended to read:




                                                           Principal Amount of Notes
               Name of                                 --------------------------------
        Selling Securityholders                          Owned                 Offered
        -----------------------                        ----------            ----------
BNP Arbitrage SNC                                       3,000,000             3,000,000
Donaldson, Lufkin Jenrette Securities Corp.             3,580,000             3,580,000
Forest Alternative Strategies Fund A-5                  3,730,000             3,730,000
Forest Alternative Strategies Fund A-5I                   300,000               300,000
Forest Alternative Strategies Fund A-5M                    75,000                75,000
Forest Global Convertible Fund A-5                      4,500,000             4,500,000
LLT Limited                                               200,000               200,000
Prudential Securities, Inc.                            10,640,000            10,640,000
True Value Fund, L.P.                                   3,700,000             3,700,000




                                                      Common Stock
                                          -------------------------------------
                                                                   Number of
                                             Number of              Shares
                                              Shares             Beneficially
                                           Beneficially            Owned upon        Percent of
                                          Owned prior to          Conversion of     Outstanding
Name of Selling Securityholder            this Offering           the Notes(1)       Shares(2)
------------------------------            -------------          --------------     -----------
BNP Arbitrage SNC(5)                         120,665               120,665               *
Donaldson, Lufkin Jenrette
Securities Corp.                             132,359               132,359               *
Forest Alternative Strategies
Fund A-5                                     137,095               137,095               *
Forest Alternative Strategies
Fund A-5I                                     11,091                11,091               *
Forest Alternative Strategies
Fund A-5M                                      2,772                 2,772               *
Forest Global Convertible Fund
A-5                                          166,373               166,373               *
LLT Limited                                    7,394                 7,394               *
Prudential Securities, Inc.                  393,382               393,382               *
True Value Fund, L.P.                        136,796               136,796               *

---------------

(5) Includes 9,750 shares of common stock beneficially owned by the Selling Securityholder.